Exhibit 99.1

MasterCraft Boat Holdings, Inc. Reports Record Earnings for

Fiscal 2021 First Quarter

VONORE, Tenn. – November 11, 2020 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) today announced financial results for its fiscal 2021 first quarter ended October 4, 2020.

Highlights:

•	Most profitable first quarter in the Company’s history
•	Purchase of Merritt Island, Florida facility completed on October 26, 2020, increasing production capacity for the MasterCraft and Aviara brands
•	Net sales for the first quarter decreased to $103.7 million, down 5.5 percent from $109.8 million in the prior-year period
•	Net income was $9.6 million or $0.51 per diluted share, a 10.9 percent increase from $0.46 in the prior-year period
•	Diluted Adjusted Net Income per share, a non-GAAP measure, was $0.58, a 7.4 percent increase from $0.54 in the prior-year period
•	Adjusted EBITDA, a non-GAAP measure, grew 6.8 percent to $17.0 million from $15.9 million in the prior-year period
•	Revolving credit facility was fully repaid, and the Company ended the quarter approaching $45.0 million of liquidity
•	Current production rates exceed pre-COVID levels at all brands
•	Guidance for full-year fiscal 2021 raised on strength of retail demand and wholesale production ramp up

Fred Brightbill, Chief Executive Officer and Chairman, commented, “MasterCraft delivered a strong performance highlighted by record profit and consistent execution on our key strategic priorities in what continues to be a challenging and dynamic operating environment. Our results reflect progress on scaling and accelerating production while efficiently managing our supply chain to meet increased demand. I am very proud of the hard work and disciplined execution of our team members as we have shifted from addressing the COVID-19 related shutdowns to restarting operations and aggressively ramping up production to deliver for our dealers and consumers.”

Brightbill continued, “While our results are a testament to the strong retail demand for our leading brands, they are also a function of our continued execution on our strategy to drive sustainable, accelerated growth. The strength of our order book and increased consumer interest in recreational boating give us confidence in our outlook and ability to create shareholder value.”

First Quarter Results

Net Sales for the first quarter were $103.7 million, a decrease of $6.0 million, or 5.5 percent, compared to $109.8 million for the prior-year period. The decrease was primarily due to lower sales volume as each segment continues to ramp up production. Partially offsetting the impact of lower sales volumes was a favorable mix of higher-priced and higher-contented models, lower dealer incentives, and higher parts sales volume driven by unprecedented boat usage this past boating season.

Gross profit increased $0.7 million, or 2.7 percent, to $26.2 million compared to $25.5 million for the prior-year period, principally driven by lower dealer incentives, higher prices, favorable model mix, and higher parts volume.

Gross margin was 25.3 percent for the first quarter, an increase of 200 basis points compared to the prior-year period. The increase was primarily attributable to lower dealer incentives, price increases, and a richer product mix driven by continuing strong retail demand, partially offset by lower overhead absorption driven by lower sales volume and higher labor costs.

Operating expenses were $12.8 million for the first quarter and flat compared to the prior-year period as lower selling and marketing costs were offset by higher general and administrative expenses due to additional spend related to product development and variable compensation costs.

Net income for the first quarter increased 10.9 percent to $9.6 million, or $0.51 per share, compared to $8.6 million, or $0.46 per share, for the prior-year period. Adjusted Net Income increased 7.8 percent to $10.9 million, or $0.58  per diluted share, compared to $10.1 million, or $0.54 per diluted share, in the prior-year period.

Adjusted EBITDA was $17.0 million for the first quarter, compared to $15.9 million in the prior-year period. Adjusted EBITDA margin was 16.3 percent, up from 14.5 percent in the prior-year period.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share to the most directly comparable financial measures presented in accordance with GAAP.

Outlook

Concluded Brightbill, “Due to a continuation of strong retail demand trends, historically low dealer inventory, the strength of our order book across our brands, and the increasing production rates we delivered in each segment over the course of the quarter, we are raising our guidance for fiscal 2021. Importantly, our guidance assumes that we are able to operate all of our facilities throughout the year without any COVID-19 related shutdowns.”

The Company’s outlook is as follows:

•

For full year fiscal 2021, consolidated net sales is expected to grow in the mid 30 percent range year-over-year, with Adjusted EBITDA margins approaching 15 percent, and Adjusted Earnings per share growth in the mid 80 percent range year-over-year.

•

For the fiscal second quarter, consolidated net sales is expected to be up in the mid-teens percent range year-over-year, with Adjusted EBITDA margins in the mid 13 percent range, and Adjusted Earnings per share growth approaching 20 percent.

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss first quarter 2021 results today, November 11, 2020, at 8:30 a.m. EST. To access the call, dial (800) 219-6861 (domestic) or (574) 990-1024 (international) and provide the operator with the conference ID 7780229. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the investor section of the company’s website, www.mastercraft.com, on the day of the conference call and click on the webcast icon.

For an audio replay of the conference call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter audience passcode 7780229. The audio replay will be available beginning at 11:30 a.m. EST on Wednesday, November 11, 2020, through 11:30 a.m. EST on Wednesday, November 25, 2020.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of recreational powerboats through its four brands, MasterCraft, NauticStar, Crest and Aviara. Through these four brands, MasterCraft Boat Holdings has leading market share positions in three of the fastest growing segments of the powerboat industry – performance sport boats, outboard saltwater fishing and pontoon boats – while entering the large, growing luxury day boat segment. For more information about MasterCraft Boat Holdings, and its four brands, visit: Investors.MasterCraft.com, www.MasterCraft.com, www.NauticStarBoats.com, www.CrestPontoonBoats.com, and www.AviaraBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning the resilience of our business model; our intention to drive value and accelerate growth; and the potential impact of COVID-19 on our operating results and liquidity.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: the potential effects of the coronavirus (COVID-19) pandemic on the Company, general economic conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, changes to U.S. federal income tax law, the overall impact and interpretation of which remain uncertain, and the successful introduction of our new products. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020, filed with the Securities and Exchange Commission (the “SEC”) on September 11, 2020, could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables immediately following the condensed consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Three Months Ended October 4, 2020

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended
	October 4,	September 29,
	2020	2019

Net sales	$103,745	$109,789
Cost of sales	77,515	84,256
Gross profit	26,230	25,533
Operating expenses:
Selling and marketing	2,907	4,064
General and administrative	8,932	7,785
Amortization of other intangible assets	987	987
Total operating expenses	12,826	12,836
Operating income	13,404	12,697
Other expense:
Interest expense	1,019	1,344
Income before income tax expense	12,385	11,353
Income tax expense	2,818	2,730
Net income	$9,567	$8,623

Earnings per share:
Basic	$0.51	$0.46
Diluted	$0.51	$0.46
Weighted average shares used for computation of:
Basic earnings per share	18,774,336	18,723,845
Diluted earnings per share	18,866,826	18,770,756

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	October 4,	June 30,
	2020	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,858	$16,319
Accounts receivable, net of allowances of $330 and $247, respectively	12,993	6,145
Income tax receivable	2,804	4,924
Inventories, net	32,601	25,636
Prepaid expenses and other current assets	3,644	3,719
Total current assets	60,900	56,743
Property, plant and equipment, net	40,659	40,481
Goodwill	29,593	29,593
Other intangible assets, net	62,861	63,849
Deferred income taxes	16,121	16,080
Deferred debt issuance costs, net	392	425
Other long-term assets	694	752
Total assets	$211,220	$207,923
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,675	$10,510
Accrued expenses and other current liabilities	35,891	35,985
Current portion of long-term debt, net of unamortized debt issuance costs	8,943	8,932
Total current liabilities	60,509	55,427
Long-term debt, net of unamortized debt issuance costs	87,426	99,666
Operating lease liabilities	221	277
Unrecognized tax positions	4,141	3,683
Total liabilities	152,297	159,053
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 18,952,338 shares at October 4, 2020 and 18,871,637 shares at June 30, 2020	189	189
Additional paid-in capital	116,668	116,182
Accumulated deficit	(57,934)	(67,501)
Total stockholders' equity	58,923	48,870
Total liabilities and stockholders' equity	$211,220	$207,923

Supplemental Operating Data

The following table presents certain supplemental operating data for the periods indicated:

	Three Months Ended
	October 4,	September 29,
	2020	2019	Change
	(Dollars in thousands)
Unit sales volume:
MasterCraft	653	741	(11.9%)
NauticStar	286	396	(27.8%)
Crest	453	526	(13.9%)
Consolidated	1,392	1,663	(16.3%)
Net Sales:
MasterCraft	$73,364	$72,913	0.6%
NauticStar	12,342	17,995	(31.4%)
Crest	18,039	18,881	(4.5%)
Consolidated	$103,745	$109,789	(5.5%)
Net sales per unit:
MasterCraft	$112	$98	14.3%
NauticStar	43	45	(4.4%)
Crest	40	36	11.1%
Consolidated	75	66	13.6%
Gross margin	25.3%	23.3%	200 bps

Non-GAAP Measures

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

We define EBITDA as earnings before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations. For the periods presented herein, these adjustments include Aviara transition costs and Aviara (new brand) startup costs, and non-cash share-based compensation. We define Adjusted EBITDA margin as Adjusted EBITDA expressed as a percentage of Net sales.

Adjusted Net Income and Adjusted Net Income per share

We define Adjusted Net Income and Adjusted Net Income per share as net income adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations and adjusted for the impact to income tax expense (benefit) related to non-GAAP adjustments. For the periods presented herein, these adjustments include Aviara transition costs, Aviara (new brand) startup costs, and certain non-cash items including other intangible asset amortization and share-based compensation.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share, which we refer to collectively as the Non-GAAP Measures, are not measures of net income or operating income as determined under accounting principles generally accepted in the United States, or U.S. GAAP. The Non-GAAP Measures are not measures of performance in accordance with U.S. GAAP and should not be considered as an alternative to net income, net income per share, or operating cash flows determined in accordance with U.S. GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow. We believe that the inclusion of the Non-GAAP Measures is appropriate to provide additional information to investors because securities analysts and investors use the Non-GAAP Measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted Net Income and Adjusted Net Income per share to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with U.S. GAAP, provides a more complete understanding of factors and trends affecting our business than does U.S. GAAP measures alone.  We believe Adjusted Net Income and Adjusted Net Income per share assists our board of directors, management, investors, and other users of the financial statements in comparing our net income on a consistent basis from period to period because it removes certain non-cash items and other items that we do not consider to be indicative of our core and/or ongoing operations and adjusts for the impact to income tax expense (benefit) related to non-GAAP adjustments. The Non-GAAP Measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA does not reflect our tax expense or any cash requirements to pay income taxes;
•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•

Adjusted Net Income, Adjusted Net Income per share, and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our core and/or ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies, including companies in our industry.

We do not provide forward-looking guidance for certain financial measures on a U.S. GAAP basis because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments.

The following table presents a reconciliation of net income as determined in accordance with U.S. GAAP to EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated:

	Three Months Ended
	October 4,	September 29,
	2020	2019
	(Dollars in thousands)
Net income	$9,567	$8,623
Income tax expense	2,818	2,730
Interest expense	1,019	1,344
Depreciation and amortization	2,739	2,371
EBITDA	16,143	15,068
Share-based compensation	640	512
Aviara start-up costs(a)	—	308
Aviara transition costs(b)	178	—
Adjusted EBITDA	$16,961	$15,888
Adjusted EBITDA margin	16.3%	14.5%

(a)

Represents start-up costs associated with Aviara, a completely new boat brand in an industry category previously not served by the Company. We began selling the brand’s first two models, the AV32 and the AV36, during the first and second quarters of fiscal 2020, respectively. We expect to begin selling one additional model, the AV40, after the Aviara transition of production to the new Merritt Island facility in Florida. Start-up costs presented for fiscal 2020 are related to the AV36 and AV40 models.

(b)

Represents costs to transition production of the Aviara brand from Vonore, Tennessee to Merritt Island, Florida. Costs include duplicative overhead costs and costs not indicative of ongoing operations (such as training and facility preparation).  We expect to incur such costs until Aviara production is fully transitioned, which we expect will be completed during fiscal 2021.

The following table presents a reconciliation of net income as determined in accordance with U.S. GAAP to Adjusted Net Income for the periods indicated:

	Three Months Ended
	October 4,	September 29,
	2020	2019
	(Dollars in thousands, except per share amounts)
Net income	$9,567	$8,623
Income tax expense	2,818	2,730
Amortization of acquisition intangibles	960	960
Aviara start-up costs(a)	—	308
Aviara transition costs(b)	178	—
Share-based compensation	640	512
Adjusted Net Income before income taxes	14,163	13,133
Adjusted income tax expense(c)	3,257	3,021
Adjusted Net Income	$10,906	$10,112

Adjusted net income per common share
Basic	$0.58	$0.54
Diluted	$0.58	$0.54
Weighted average shares used for the computation of:
Basic Adjusted net income per share	18,774,336	18,723,845
Diluted Adjusted net income per share	18,866,826	18,770,756

(a)

Represents start-up costs associated with Aviara, a completely new boat brand in an industry category previously not served by the Company. We began selling the brand’s first two models, the AV32 and the AV36, during the first and second quarters of fiscal 2020, respectively. We expect to begin selling one additional model, the AV40, after the Aviara transition of production to the new Merritt Island facility in Florida. Start-up costs presented for fiscal 2020 are related to the AV36 and AV40 models.
(b)

Represents costs to transition production of the Aviara brand from Vonore, Tennessee to Merritt Island, Florida. Costs include duplicative overhead costs and costs not indicative of ongoing operations (such as training and facility preparation).  We expect to incur such costs until Aviara production is fully transitioned, which we expect will be completed during fiscal 2021.

(c)	Reflects income tax expense at an income tax rate of 23.0% for each period presented.

The following table presents the reconciliation of net income per diluted share to Adjusted net income per diluted share for the periods presented:

	Three Months Ended
	October 4,	September 29,
	2020	2019
Net income per diluted share	$0.51	$0.46
Impact of adjustments:
Income tax expense	0.15	0.15
Amortization of acquisition intangibles	0.05	0.05
Aviara startup costs(a)	—	0.02
Aviara transition costs(b)	0.01	—
Share-based compensation	0.03	0.03
Adjusted Net income per diluted share before income taxes	0.75	0.71
Impact of adjusted income tax expense on net income per diluted share before income taxes(c)	(0.17)	(0.17)
Adjusted Net Income per diluted share	$0.58	$0.54

(a)

Represents start-up costs associated with Aviara, a completely new boat brand in an industry category previously not served by the Company. We began selling the brand’s first two models, the AV32 and the AV36, during the first and second quarters of fiscal 2020, respectively. We expect to begin selling one additional model, the AV40, after the Aviara transition of production to the new Merritt Island facility in Florida. Start-up costs presented for fiscal 2020 are related to the AV36 and AV40 models.

(b)

Represents costs to transition production of the Aviara brand from Vonore, Tennessee to Merritt Island, Florida. Costs include duplicative overhead costs and costs not indicative of ongoing operations (such as training and facility preparation).  We expect to incur such costs until Aviara production is fully transitioned, which we expect will be completed during fiscal 2021.

(c)	Reflects income tax expense at an income tax rate of 23.0% for each period presented.

Change in Non-GAAP Financial Measure

Prior to fiscal year-end 2020, the Company’s calculation of a diluted per share amount of Adjusted Net Income included an adjustment to fully dilute this non-GAAP measure for all outstanding share-based compensation grants. This additional dilution was incorporated by adjusting the GAAP measure, Weighted Average Shares Used for the Computation of Basic earnings per share, as presented on the Consolidated Statements of Operations, to include a dilutive effect for all outstanding RSAs, PSUs, and stock options. Beginning with the fiscal year-end 2020 presentation and for all subsequent periods, the Company will no longer include this additional dilution impact in its calculation of Adjusted Net Income per diluted share. The Company has instead utilized the Weighted Average Shares Used for the Computation of Basic and Diluted earnings per share as presented on the Consolidated

Statements of Operations to calculate Adjusted Net Income per diluted share for all periods presented herein.

The Company believes that, because its outstanding share-based compensation grants no longer result in a material amount of dilution of its earnings as was the case nearer to the date of our IPO, the adjustment methodology previously used no longer provides meaningful information to management or other users of its financial statements. This change resulted in an increase of $0.01 in the three months ended September 29, 2019 in the amount of Adjusted Net Income per diluted share from what was previously reported.

Investor Contact:

MasterCraft Boat Holdings, Inc.

George Steinbarger

Chief Revenue Officer

Email: investorrelations@mastercraft.com

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